   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 25, 1996

                                                        REGISTRATION NO. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                --------------

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                --------------

                         CUBIST PHARMACEUTICALS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                    2834                    22-3192085
     (STATE OR OTHER      (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER
     JURISDICTION OF       CLASSIFICATION CODE NUMBER)    IDENTIFICATION NO.)
     INCORPORATION OR
      ORGANIZATION)

                                24 EMILY STREET
                              CAMBRIDGE, MA 02139
                                (617) 576-1999
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                --------------
                           SCOTT M. ROCKLAGE, PH.D.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         CUBIST PHARMACEUTICALS, INC.
                                24 EMILY STREET
                              CAMBRIDGE, MA 02139
                                (617) 576-1999
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                --------------
                                WITH COPIES TO:
       JUSTIN P. MORREALE, ESQ.                STEVEN D. SINGER, ESQ.
          JULIO E. VEGA, ESQ.                VIRGINIA H. KINGSLEY, ESQ.
       BINGHAM, DANA & GOULD LLP                    HALE AND DORR
          150 FEDERAL STREET                       60 STATE STREET
           BOSTON, MA 02110                       BOSTON, MA 02109
            (617) 951-8000                         (617) 526-6000

                                --------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] 333-6795

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                --------------
                        CALCULATION OF REGISTRATION FEE

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
                                                        PROPOSED
                                           PROPOSED     MAXIMUM
 TITLE OF EACH CLASS OF      AMOUNT        MAXIMUM     AGGREGATE   AMOUNT OF
    SECURITIES TO BE          TO BE     OFFERING PRICE  OFFERING  REGISTRATION
       REGISTERED         REGISTERED(1)  PER SHARE(2)   PRICE(2)      FEE
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
Common Stock, $.001 par
 value..................     172,500        $7.00      $1,207,500     $366
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
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(1)  Includes up to 22,500 shares of Common Stock which the Underwriters have the option to purchase from the Company to cover over-allotments, if any.
(2) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457 under the Securities Act of 1933.
                                --------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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

  This Registration Statement is being filed in connection with the registration of additional shares of Common Stock, par value $.001 per share, of Cubist Pharmaceuticals, Inc., a Delaware corporation, for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended. The contents of the earlier effective Registration Statement (File No. 333-6795) are incorporated in this Registration Statement by reference.

  The required opinion, consents, and powers of attorney are listed on an
Exhibit Index attached hereto and filed herewith.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT, CUBIST PHARMACEUTICALS, INC., DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CAMBRIDGE, COMMONWEALTH OF MASSACHUSETTS, ON THIS 25TH DAY OF OCTOBER, 1996.

                                          Cubist Pharmaceuticals, Inc.

                                                   /s/ Scott M. Rocklage
                                          By: _________________________________
                                                    SCOTT M. ROCKLAGE
                                               PRESIDENT AND CHIEF EXECUTIVE
                                                          OFFICER


  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

              SIGNATURE                        TITLE                 DATE

        /s/ Scott M. Rocklage          President, Chief          October 25,
-------------------------------------   Executive Officer            1996
          SCOTT M. ROCKLAGE             and Director
                                        (Principal
                                        Executive Officer)

                  *                    Treasurer (Principal      October 25,
-------------------------------------   Financial and                1996
           THOMAS A. SHEA               Accounting Officer)

                  *                    Chairman of the           October 25,
-------------------------------------   Board of Directors           1996
           JOHN K. CLARKE

              SIGNATURE                         TITLE                DATE

                  *                     Director                 October 25,
-------------------------------------                                1996
             BARRY BLOOM

                  *                     Director                 October 25,
-------------------------------------                                1996
           GEORGE CONRADES

                  *                     Director                 October 25,
-------------------------------------                                1996
           ELLEN M. FEENEY

                  *                     Director                 October 25,
-------------------------------------                                1996
         TERRANCE G. MCGUIRE

                  *                     Director                 October 25,
-------------------------------------                                1996
          JULIUS REBEK, JR

                  *                     Director                 October 25,
-------------------------------------                                1996
          PAUL R. SCHIMMEL

        /s/ Scott M. Rocklage
*By: ________________________________
         SCOTT M. ROCKLAGE,
          ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

 EXHIBIT NO.                       DESCRIPTION                        PAGE NO.
 -----------                       -----------                        --------
        5.1  -- Opinion of Bingham, Dana & Gould LLP................
       23.1  -- Consent of Bingham, Dana & Gould LLP (contained in
                Exhibit 5.1)........................................
       23.2  -- Consent of Coopers & Lybrand, L.L.P. independent
                public accountants..................................
       23.3  -- Consent of Hamilton, Brook, Smith & Reynolds,
                P.C. ...............................................
      *24.1  -- Power of Attorney...................................

--------
 * Previously filed as part of the Company's Registration Statement on Form S-1 (File No. 333-6795).



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